SPECIAL OPPORTUNITIES FUND, INC.

VALUATION COMMITTEE CHARTER OF THE FUND

I.	ESTABLISHMENT AND PURPOSE

The Board of Directors (the “Board”) of the Special Opportunities Fund, Inc. (the “Fund”) hereby establishes the Valuation Committee (the “Committee”). The primary purpose of the Committee is to oversee the implementation and operation of the Fund’s security valuation procedures, applicable to the Fund’s portfolio assets.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall be composed of at least two Directors who are not interested persons of the Fund (the “Independent Directors”), in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). Members of the Committee shall serve at the pleasure of the Board. Members of the Committee shall designate one member to serve as Chairman.

III.	MEETINGS

The Committee shall meet as necessary to fulfill its duties and responsibilities. The Chairman will establish an agenda for each meeting. Special meetings shall be called as circumstances require. The Chairman may invite, as may be appropriate, Fund officers and other interested parties to participate in meetings. The Committee shall meet as may be appropriate with any officer or  other representative of the Fund’s investment adviser, administrator or outside auditors.

The Committee, in its discretion, may meet in executive session outside the presence of the Fund officers and other parties.

A majority of the Committee’s members will constitute a quorum. At any meeting of the Committee, the decision of a majority of the members present and voting will be determinative as to any matter submitted to a vote.

IV.	AMENDMENTS

This Charter may be amended by a vote of a majority of the Board. The Committee shall periodically review this Charter, at least annually, and recommend any changes to the Board.

V.	DUTIES AND RESPONSIBILITIES:

The Committee shall have the following duties and powers:

a.	on an annual basis to evaluate the effectiveness of the Fund’s security valuation procedures and make recommendations for amendments thereto to the full Board as necessary and appropriate;

b.	to review and approve quarterly the valuations provided by the investment adviser and fund accountant for valuing portfolio securities for which market quotations are not readily available;

c.
to review all quarterly reports and other interim reports (this review  shall include a review and discussion of an updated fair valuation summary with appropriate levels of representatives of the investment adviser’s management);

d.	to review such other matters as may be appropriately delegated to the Committee by the Board; and

e.	to report its activities to the Board on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary and appropriate.

  The Chairman of the Committee shall have the following duties and power:

a.
to review a memorandum from the investment adviser describing each initial fair value pricing of a portfolio security and determine whether the memorandum should be forwarded to the members of the Committee at such time or provided to the Committee members at the next quarterly meeting of the Committee or the Board of Directors.

b.
to review a memorandum from the investment adviser if the investment adviser has revised the fair value of any of the securities due to new information or changes in assumptions regarding the security, reliable public market quotations, actual trade prices or other information which becomes available subsequent to the initial determination of fair value. If the Chairman determines that such fair valuation(s) require the involvement of  the Committee, a special meeting of the Committee shall be called as soon as practicable to discuss such fair valuation(s).

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including authority to retain special counsel and other experts or consultants. Any such expenses incurred in discharging the Committee’s responsibilities shall be borne by the Fund.

The Committee initially considered and adopted the Charter, and initially recommended the Charter for adoption by the Board, on June 9, 2010. The Committee shall review the Charter at least annually, and shall recommend any changes to the Board. The Board shall initially review this Charter, and thereafter shall annually approve this Charter and review  any changes to this Charter recommended by the Committee.

Adopted on June 9, 2010 by:

As revised on March 19, 2015 by:

Special Opportunities Fund, Inc.